UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

Republic Airways Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49697 06-1449146
(Commission File Number) (IRS Employer Identification No.)

8909 Purdue Road
Suite 300
Indianapolis, IN 46268
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (317) 484-6000

None.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2016, Republic Airways Holdings Inc. (the "Company," or "we," or "us") entered into an amended capacity purchase agreement (the "Amendment") with American Airlines, Inc. ("American Airlines"), effectively restructuring our ongoing agreement with American Airlines to secure a substantial portion of our operational fleet.
The Amendment provides for (i) a single capacity purchase agreement that prescribes the flying commitments and obligations of Republic and American related to the legacy American and US Airways capacity purchase agreements,
(ii) permitting the removal of certain aircraft, an extension in duration of Republic’s flying for certain aircraft for American, which will facilitate Republic’s ability to favorably restructure the remaining aircraft financing obligations, and allowing for the potential restoration of service of a certain number of aircraft, subject to Republic’s ability to secure suitable financing of the aircraft, and (iii) facilitates Republic’s transition to a single air carrier operating certificate by reconfiguring 80-seat aircraft to 76-seat configuration. In addition, the Amendment also provides American the exclusive use of certain airport slots. In exchange of the Amendment and settlement of American's asserted claims, American will receive an unsecured pre-petition claim of $250 million.

The Company filed a motion in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") seeking approval of the agreements. The Company anticipates the motion will be heard before the Honorable Sean H. Lane on September 21, 2016, and the Amendment will become effective in accordance with the terms of the Amendment following issuance of the approval order by the Bankruptcy Court.

A copy of the press release the Company issued to announce the above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Press Release of Republic Airways Holdings Inc. issued on September 2, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC AIRWAYS HOLDINGS INC.
By:    /s/ Joseph P. Allman
Name:    Joseph P. Allman

Title:	Senior Vice President and Chief Financial Officer

Dated: September 2, 2016

EXHIBIT INDEX
Exhibit Number    Description
99.1        Press Release of Republic Airways Holdings Inc. issued on September 2, 2016.